Exhibit 3.7
AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
AMB PROPERTY, L.P.
     This Amended and Restated Certificate of Limited Partnership of AMB Property, L.P., dated as of June 3, 2011, has been duly executed and filed by the undersigned sole general partner pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act, as amended, and is an amendment and restatement of that certain Certificate of Limited Partnership of AMB Property, L.P., which was filed on October 16, 1997 with the Secretary of State of the State of Delaware (such certificate, as heretofore amended, the “Original Certificate”).
     The Original Certificate is hereby amended and restated in its entirety to read as follows:
     FIRST: The name of the limited partnership is Prologis, L.P.
     SECOND: The address of the registered office of the limited partnership in Delaware is 160 Greentree Street, Suite 101, Dover, Delaware 19904. The registered agent of the limited partnership at that address is National Registered Agents, Inc.
     THIRD: The name and address of the sole general partner is:
Prologis, Inc.
Pier 1, Bay 1
San Francisco, CA 94111
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, in its capacity as the sole general partner of the limited partnership, has caused this Amended and Restated Certificate of Limited Partnership to be duly executed as of the date first set forth above.

PROLOGIS, INC., its sole general partner
By:	/s/ Edward S. Nekritz
	Name:	Edward S. Nekritz
	Title:	General Counsel and Secretary